Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 30, 2018, relating to the consolidated financial statements of Youngevity International, Inc. and Subsidiaries (which report includes an explanatory paragraph relating to the uncertainty of Youngevity International, Inc. and Subsidiaries’ ability to continue as a going concern) included on Form 10-K for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California
October 16, 2018